UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 2, 2013

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INTEL CORPORATION
(Exact name of registrant as specified in its charter)

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Delaware	000-06217	94-1672743
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Mission College Blvd., Santa Clara, California 95054-1549

(Address of principal executive offices) (Zip Code)

(408) 765-8080

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
            (b), (c), (e)

Intel Corporation (“Intel”) today announced that the board of directors has elected Brian M. Krzanich, age 52, chief executive officer (“CEO”), and Renee J. James, age 48, president. These actions are effective as of the retirement of Paul S. Otellini as the company’s CEO at the 2013 Annual Stockholders' Meeting on May 16, 2013 (the “Annual Meeting”).  Sometime following the Annual Meeting, the board of directors expects to expand the size of the board to 10 persons and elect Mr. Krzanich to the board.

Mr. Krzanich currently is the company’s executive vice president and chief operating officer.  From 2010 to 2012, he was senior vice president and general manager, Manufacturing and Supply Chain.  From 2006 to 2010, he was vice president and general manager, Assembly and Test.  Mr. Krzanich joined Intel in 1982.  Effective May 16, Mr. Krzanich will receive cash compensation for 2013 comprised of base pay at an annual rate of $1 million and an annual incentive cash target of $2.5 million under the company’s incentive cash plans. In addition, in connection with his election, he will be awarded equity awards with an aggregate grant date fair value of $2 million comprised of variable performance based restricted stock units that will cliff vest 37 months after the grant date (“OSUs”) having a grant date fair value of $1million, time-based restricted stock units that will vest in substantially equal quarterly increments over three years from the grant date (“RSUs”) having a grant date fair value of $600 thousand, and stock options that will vest in 25% increments annually over four years and have a term of seven years (“stock options”) having a grant date fair value of $400 thousand. Including the equity grants made in connection with the company’s annual executive compensation review process in January, the total equity awards for Mr. Krzanich for 2013 will have a grant date fair value of $6.5 million.  As a result, 2013 aggregate compensation on these bases will be $10 million.

Ms. James currently is the company’s executive vice president and general manager, Software and Services Group.  From 2005 to 2012, she was the senior vice president and general manager of the Software and Services Group.  From 2002 to 2005, she was vice president of Developer Programs.   Ms. James joined Intel in 1988.  Ms. James is a member of the board of directors of Vodafone Group plc. and VMware, Inc. Effective May 16, Ms. James will receive cash compensation for 2013 comprised of base pay at an annual rate of $850 thousand and an annual incentive cash target of $2.125 million under the company’s incentive cash plans.  In addition, in connection with her election, she will be awarded equity awards with an aggregate grant date fair value of $1.025 million, comprised of OSUs having a grant date fair value of $512.5 thousand, RSUs having a grant date fair value of $307.5 thousand, and stock options having a grant date fair value of $205 thousand. Including the equity grants made in connection with the company’s annual executive compensation review process in January, the total equity awards for Ms. James for 2013 will have a grant date fair value of $5.525 million. As a result, 2013 aggregate compensation on these bases will be $8.5 million.

Item 7.01                      Regulation FD Disclosure.

The information in this report shall not be treated as filed for purposes of the Securities Exchange Act of 1934, as amended.

The company's press release announcing the election of Mr. Krzanich as CEO and Ms. James as president is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01                      Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is furnished as part of this Report:

Exhibit Number	Description
99.1	Intel press release dated May 2, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEL CORPORATION (Registrant)
/s/ Cary I. Klafter
Date: May 2, 2013	Cary I. Klafter Corporate Secretary